Exhibit 6.3

PRODUCT LICENSING AGREEMENT

THIS AGREEMENT is made and is effective as of the fourth (4th) day of June, 2020.

BETWEEN:

HT RETAIL LICENSING, LLC

(“Licensor”)

- and -

1251881 BC LTD

(“Licensee”)

WHEREAS:

A.	Licensor and Licensee are parties to a retail licence agreement relating to licensed cannabis dispensaries (the “Retail License Agreement”);

B.	Licensor holds certain Defined Intellectual Property Rights (as defined herein) related to Cannabis Products (as defined herein). Trans-High Corporation has licensed the Defined Intellectual Property Rights to Licensor to enable Licensor to sublicense to Licensee the Defined Intellectual Property Rights during the Initial Term (as defined herein) and the Extension Term (as defined herein);

C.	Licensee is in the business of Commercializing (as defined herein) the Cannabis Products under certain Regulatory Approvals (as defined herein);

D.	Licensor wishes to license the Defined Intellectual Property Rights to Licensee; and

E.	Licensee wishes to license the Defined Intellectual Property Rights from Licensor;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, and in addition to the words and terms that are defined elsewhere in this Agreement, the following words and terms shall have the indicated meanings:

“Affiliate” means an entity or Person who controls, is controlled by or is under common control with either Party. For purposes of this definition, “control” and its derivatives shall mean: (a) in the case of corporate entities, the direct or indirect ownership of more than 50% of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of a partnership, the power to direct the management and policies of such partnership.

“Agreement” means this intellectual property licensing agreement between the Parties and includes all attached schedules.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

“Applicable Law” means, in relation to any Person, agreement, property, transaction, event or other matter, all applicable laws, statutes, Regulatory Approvals, ordinances, decrees, rules, regulations, by-laws, legally enforceable policies, codes or guidelines, judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, directives, rulings, subpoenas, or awards, and conditions of any grant or maintenance of any approval, permission, certification, consent, registration, authority or licence, any applicable or state pricing policies, and any other requirements of any Governmental Authority, by which such Person is bound or having application to the matter in question, including (a) in the State of Michigan, the Michigan Medical Marihuana Act, the Administrative Rules for the Michigan Medical Marihuana Program, the Michigan Regulation and Taxation of Marijuana Act and all regulations promulgated thereunder, as the same may be amended from time to time (collectively, the “Michigan Act”), (b) in the State of Illinois, the Compassionate Use of Medical Cannabis Pilot Program Act, as amended, and all regulations promulgated thereunder, as the same may be amended from time to time (the “Illinois Act”), (c) in the state of Florida, the Compassionate Medical Cannabis Act of the, as amended and all regulations promulgated thereunder (the “Florida Act”) and (d) similar legislation in other states that may be added to the Territory, and any amendments or supplements to, or all replacements and substitutions of, any of the foregoing.

“Branded Products” means any Products that carry the HT Branding.

“Branding” means all trademarks, trade dress, trade and business names, brand names, logos, design rights, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, which are developed, licensed or otherwise accessed by Licensee for branding and promoting the Branded Products.

“Business Day” means any day except a Saturday, a Sunday or a statutory holiday in Michigan.

“Cannabis Input” means any cannabis flowers, leaves, extract, synthesized phytocannabinoids or other cannabis used with the Other Inputs in the manufacture of a Cannabis Product.

“Cannabis Product” means Cannabis Inputs and Other Inputs that have been prepared, packaged and labelled as a consumer packaged good for sale to a consumer at the retail level.

“CBD Input” means cannabidiol or cannabidiolic acid inputs that are from any flowers, leaves, extract or other sources of cannabidiol or cannabidiolic acid that are sourced from industrial hemp plants and that are not sourced from cannabis plants that are prohibited by federal law. The CBD Input is used with the Other Inputs in the manufacture of a CBD Product.

“CBD Product” means CBD Inputs and Other Inputs that have been prepared, packaged and labelled for as a consumer packaged good for sale to a consumer at the retail level.

“Commercialization” means manufacture and sale of the Branded Products, including through third party manufacturers and distributors.

“Confidential Information” means any documents, data or other information that is confidential to the other Party, including information that is disclosed by the other Party and which is identified by such disclosing Party as “Confidential”, but does not include information in respect of which it can be established by the Party receiving such information that the information (a) was already known to the receiving Party at the time of disclosure, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party through no act or omission of the receiving Party, (d) was disclosed to the receiving Party by a third party who was not known to the receiving Party (after reasonable inquiry) to have obligations restricting disclosure of such information, or (e) was independently developed by the receiving Party without any use of Confidential Information of the disclosing Party.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

“Effective Date” means the date of this Agreement as indicated on page one (1).

“Governmental Authority” means within the Territory any, state or local, and as applicable in the circumstances, any foreign: (a) government; (b) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivision, instrumentality, branch, department, official, or entity); (c) body or other instrumentality exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government; or (d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange.

“HT Branding” means Branding protected by HT Intellectual Property Rights, as listed and described in Schedule A.

“HT Intellectual Property Rights” means Intellectual Property Rights owned, licensed or otherwise held by Licensor.

“HT Technology” means know-how, methods, trade secrets and other Confidential Information held by Licensor and protected by HT Intellectual Property Rights, including formulations for manufacturing cannabis extracts, edible cannabis and other Cannabis Products and including methods cultivation, processing and other supply chain management.

“Improvement” means any technological development, advancement or other innovation, whether deliberately or unintentionally developed, created, conceived or otherwise innovated, that (a) is protectable under the Defined Intellectual Property Rights, (b) is based on subject matter protected by the Defined Intellectual Property Rights, (c) relates to a Cannabis Input, CBD Input, Cannabis Product or CBD Product related to the subject matter of the Defined Intellectual Property Rights, (d) is otherwise connected or related to the Defined Intellectual Property Rights, (e) relates to any Cannabis Input, CBD Input, Cannabis Product or CBD Product.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to (a) Branding; (b) internet domain names, whether or not Branding, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (c) works of authorship, expressions, designs and industrial design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (d) inventions, discoveries, trade secrets, business and technical information, know-how, databases, data collections, patent disclosures and other confidential or proprietary information; (e) plant varieties, strains or cultivars; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered, such registered rights including patent, registered plant breeders’ rights, trademark, industrial design, copyright, Plant Varieties Protection Act registrations and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection under the Applicable Law of any jurisdiction in any part of the world.

“Joint Improvement” means any Improvement that both Parties contributed to developing, creating, conceiving or otherwise innovating.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

“Other Input” means hardware, rolling papers, packaging, labels, solvents, food ingredients, flavours, terpenoids formulations or any other components other than Cannabis Inputs, which are used with the Cannabis Inputs in manufacturing Cannabis Products, and any similar components other than CBD Inputs, which are used with the CBD Inputs in manufacturing CBD Products.

“Parties” means, collectively, Licensee and Licensor, and “Party” means either of them individually, as applicable.

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

“Products” means Cannabis Products or CBD Products.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Governmental Authority pursuant to Applicable Law, for possession, distribution, marketing, promotion, use, offer for sale or sale of Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products, or which is otherwise required under Applicable Law for the Parties to perform their obligations under this Agreement.

“Territory” with respect to the Cannabis Products, any Defined Intellectual Property Rights related to Cannabis Products and any Commercialization of the Cannabis Products, means, and is limited to, (a) the State of Michigan, (b) subject to Regulatory Approvals issued pursuant to the Illinois Act to Commercialize the Branded Products, or commercial arrangements with holders of Regulatory Approvals issued under the Illinois Act, the State of Illinois, and (c) subject to Regulatory Approvals issued pursuant to the Florida Act, or commercial arrangements with holders of Regulatory Approvals under or the Florida Act to Commercialize the Branded Products, the State of Florida; with respect to the CBD Products, any Defined Intellectual Property Rights related to CBD Products and any Commercialization of the CBD Products, means, and is limited to, the United States of America and all jurisdictions within the United States of America.

1.2	Currency and Payment Methods

1.2.1	Unless otherwise indicated, all dollar amounts or “$” referred to in this Agreement are stated in US Dollars.

1.3	Headings

1.3.1	The division of this Agreement into articles, sections, subsections, paragraphs and clauses and the insertion of the recitals and headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4	Other Points of Interpretation

1.4.1	In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words will be construed as if the plural had been used;

(b)	words in the plural include the singular and such words will be construed as if the singular had been used; and

(c)	words importing the use of any gender include all genders where the context or party referred to so requires, and the rest of the affected sentence will be construed as if the necessary grammatical and terminological changes had been made.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

1.4.2	The term “including” (or any conjugation thereof) means including (or any conjugation thereof) without any limitation.

1.4.3	The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section, subsection, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Unless otherwise stated, all references in this Agreement to articles, sections, subsections, paragraphs, clauses, recitals and schedules refer to articles, sections, subsections, paragraphs, clauses, recitals and schedules of and to this Agreement in which such reference is made.

1.4.4	Any reference to the “discretion” of a Party means the Party’s sole, unfettered and independent discretion.

1.5	Business Days

1.5.1	If any period of time expires or any day on which action is to be taken under this Agreement falls on a day which is not a Business Day, such day will be deemed to refer to the next Business Day.

1.5.2	Unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the Business Day on which the period commences and including the Business Day on which the period ends.

1.6	Schedules

1.6.1	The following schedule forms part of this Agreement:

Schedule A – Defined Intellectual Property Rights

Article 2
intellectual property license

2.1	License Grant

2.1.1	Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive, sublicensable, non-transferable, non-assignable right and license to use and practice HT Intellectual Property Rights related to the Commercialization of the Cannabis Products and the CBD Products, and which are listed in Schedule A (the “Defined Intellectual Property Rights”) for Commercializing the Branded Products in the Territory (the “License”).

2.1.2	Licensee may sublicense the Defined Intellectual Property Rights to its Affiliates or third parties only for use in manufacturing of the Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products, or for any purpose beneficial to the Licensee that is related to Commercialization of the Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products. Licensee shall ensure that Confidential Information of Licensor, including the HT Technology, is protected by any sublicensee. Licensor may, in Licensor’s discretion and at Licensor’s sole cost, provide support staff and advisors to assist and support Licensee and any Affiliate or third party sublicensees in implementing the HT Technology or in effectively presenting the HT Branding.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

2.1.3	Upon five (5) Business Days’ prior written notice to Licensee, Licensor may, at Licensor’s discretion and at Licensor’s sole cost, inspect any facility or site under Licensee’s control in which the HT Technology or the HT Branding is applied to the cultivation of any Cannabis Inputs, the manufacture of any Other Inputs or the manufacture of any Branded Product. While at such facility or site, Licensor shall comply with all policies and procedures, including health and safety policies and procedures of Licensee. Licensee shall ensure in any sublicense allowing Affiliate or third party manufacture or cultivation that Licensor is entitled to such access.

2.2	Manufacture and Sale of Branded Products

2.2.1	If Licensor requests that the Branded Products be manufactured using the HT Technology, and if Licensee deems the HT Technology to be commercially viable and compliant with Applicable Law including state lab quality standards and other state product requirements, Licensee will manufacture or arrange for the manufacture of some or all of the Branded Products using the HT Technology. The Branded Products shall be manufactured and packaged using Cannabis Inputs, CBD Inputs and Other Inputs selected by Licensor, with the Cannabis Inputs, CBD Inputs and Other Inputs being sourced from vendors selected by Licensor, in the event that Licensor identifies a preferred vendor.

2.2.2	Licensee may sell or arrange for the sale of the Branded Products through retail cannabis dispensaries operated by Licensee, an Affiliate of Licensee or a third party. Licensee may sell or arrange for the sale of the Branded Products into medical or adult use markets for Cannabis Products.

2.3	Promotion and Support

2.3.1	Licensor shall host and create dedicated information webpage about each Product with a link from the “Store Directory” page of Licensor’s website. In addition, Licensor shall provide a minimum of one “4:20 Live” session per quarter to feature the Branded Products and licensed cannabis dispensaries carrying the HT Branding.

2.3.2	Licensor shall assist Licensee in marketing weekly specials using Licensor’s opt-in email and text message lists.

2.4	Expanded Territory

2.4.1	The Territory may be expanded to include the State of Illinois upon issue of Regulatory Approvals to Licensee or an Affiliate of Licensee pursuant to the Illinois Act, or commercial arrangements with holders of Regulatory Approvals issued under the Illinois Act allowing Commercialization of the Branded Products in the State of Illinois. The current Royalty Period shall be prorated for the number of months remaining when Illinois is added to the Territory, beginning with the month after the date within which Illinois is added to the Territory, for the purposes of calculating the minimum Cannabis Royalty in Illinois.

2.4.2	The Territory may be expanded to include the State of Florida upon issue of Regulatory Approvals to Licensee or an Affiliate of Licensee pursuant to the Florida Act, or commercial arrangements with holders of Regulatory Approvals issued under the Florida Act allowing Commercialization of the Branded Products in the State of Florida. The current Royalty Period shall be prorated for the number of months remaining when Florida is added to the Territory, beginning with the month after the date within which Florida is added to the Territory, for the purposes of calculating the minimum Cannabis Royalty in Florida.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

2.4.3	Licensee may only add additional states under Section 2.4.1 or Section 2.4.2 if no Breach Notice in respect of Michigan, other portions of the Territory or the CBD Products has been delivered to Licensee for which the Cure Period remains is pending.

Article 3
ROYALTIES

3.1	Royalties

3.1.1	Licensee shall pay to Licensor an amount equal to ten percent (10%) of the gross proceeds generated by the Licensee through Commercialization of Branded Products that are Cannabis Products (the “Cannabis Royalty”). For clarity, gross proceeds do not include Surcharges.

3.1.2	Licensee shall pay to Licensor an amount equal to five percent (5%) of the gross proceeds generated by the Licensee through Commercialization of Branded Products that are CBD Products (the “CBD Royalty”). For clarity, gross proceeds do not include Surcharges.

3.1.3	Where any Products are sold at wholesale to an Affiliate or other non-arm’s length entity by Licensee, the Cannabis Royalty and the CBD Royalty shall be calculated based on prevailing average wholesale price for the Products made to arm’s length third parties in the previous sixty (60) days. In the event that no wholesale of the Products has been made to arm’s length third parties in the previous sixty (60) days, the Cannabis Royalty and the CBD Royalty shall be calculated based on fifty percent (50%) of the retail sale price at which the Affiliate or other non-arm’s length entity sold the Products (for clarity, the retail sale price of those particular Products that were sold at wholesale to the Affiliate or other non-arm’s length entity). In the event that information about the retail sale price for the particular Products that were sold at wholesale to the Affiliate or other non-arm’s length entity is not available, then the Cannabis Royalty and the CBD Royalty will be calculated based on fifty percent (50%) of the highest retail price charged by Licensee for the applicable Products in the ordinary course (for clarity, the retail sale price of the Products generally when sold by Licensee at retail, and not those particular Products that were sold at wholesale to the Affiliate or other non-arm’s length entity).

3.2	Payments and Minimum Royalties

3.2.1	The obligation of Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any setoff, compensation, counterclaim, recoupment, defence or other right which Licensee may have against Licensor.

3.2.2	All payments made under this Agreement shall be made by way of wire transfer or other electronic funds transfer in immediately available funds in accordance with the account information provided for Licensor and Licensee.

3.2.3	The commencement of the first and all subsequent annual periods during which royalties are paid (each, a “Royalty Period”) shall be determined based on the Effective Date. The first Royalty Period shall begin on the first day of the calendar month following the calendar month of the Effective Date. The first Royalty Period shall end eighteen (18) months after the start of the first Royalty Period. Each subsequent Royalty Period shall run for twelve (12) months after the end of the preceding Royalty Period. For example, if the Effective Date is May 28, 2020, then the first Royalty Period begins on June 1, 2020 and ends on November 30, 2021, and all following Royalty Periods would run from December 1 to November 30, with quarters running from June to August, September to November, December to February and March to May, inclusive.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

3.2.4	All payments of Royalties shall be made quarterly within thirty (30) days of the end of the previous quarter in each Royalty Period.

3.2.5	During each Royalty Period, Licensee shall pay a minimum Cannabis Royalty of $2,500,000 in each state of the Territory. For clarity, the minimum Cannabis Royalty for multiple states in the Territory shall be calculated based on the revenue in each state. Amounts over $2,500,000 for the Cannabis Royalty in one state may not be set off against deficits in other states.

3.2.6	During each Royalty Period, Licensee shall pay a minimum CBD Royalty of $250,000 for all sales in the Territory as a whole. Amounts over $2,500,000 for the Cannabis Royalty in one state or amounts over $250,000 for the CBD Royalty in the Territory as a whole may not be set off against deficits in the other of the CBD Royalty or the Cannabis Royalty.

3.2.7	Beginning with the second Royalty Period, and no later than sixty (60) days from that date each year and each subsequent year, Licensee shall provide financial records relevant to all Royalties payable for the Royalty Period (the “Annual Royalty Records”). The Parties shall review the Annual Royalty Records and if, based on the Annual Royalty Records, the Parties determine that there was an overpayment or underpayment by Licensee to Licensor for the Cannabis Royalty, the CBD Royalty, or both, the Party to whom a payment is owed shall provide the other Party an invoice for the Royalties owing (the “Royalty Invoice”). The Party to whom a payment is owed shall pay the Royalty Invoice no later than thirty (30) days after receiving the Royalty Invoice.

3.3	Surcharges

3.3.1	Except as otherwise provided in this Agreement, the Royalties are exclusive of all taxes, fees, duties or charges, including goods and services tax, excise duty, sales tax or excise duty (the “Surcharges”). To the extent required by Applicable Law, all such Surcharges other than taxes on income, whether in existence at the date hereof or imposed thereafter, will be borne by and be the responsibility of Licensee. If Licensor is required by the relevant taxing authority to collect and remit any of such Surcharges that are the responsibility of Licensee hereunder, the Surcharges will be paid by Licensee to Licensor as an amount in addition to the Licensing Fee and the Royalty unless Licensee supplies Licensor with all documentation required to exempt Licensee from paying, and to exempt Licensor from collecting, any or all of such Surcharges. Each Party agrees to use commercially reasonable efforts to assist the other Party in claiming any legal exemptions from the respective obligations to deduct or withhold Surcharges.

3.3.2	Notwithstanding any other provision of this Agreement, in the event any amount becomes payable to or by a Party as a result of a breach, modification or termination of the Agreement, the amount payable will be increased or decreased, as the case may be, by the amount of any Surcharges applicable to such amount.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

Article 4
REGULATORY MATTERS AND RECORDS

4.1	Record Keeping

4.1.1	The Parties shall comply with Applicable Law with respect to record keeping. The Licensee shall prepare and maintain up-to-date books and records for all cultivation, processing, supply, purchase and manufacture of the Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products (the “Records”). All Records shall be recorded, maintained and reported as required by Applicable Law. Where Applicable Law does not require maintaining the Records for at least six (6) years, the Parties shall maintain such Records for a minimum of six (6) years. Subject to the confidentiality obligations under this Agreement, each Party shall provide the other Party and any of its related third parties or Affiliates, including its accountants and other professional advisors, reasonable access to such Records for the purposes of carrying out obligations in this Agreement, upon request.

4.2	Audit Rights

4.2.1	Upon at least thirty (30) days’ written notice, Licensor shall have the right, through an independent law firm or accounting firm reasonably acceptable to Licensee (the “Auditor”), to examine such sublicense agreements, Records or other information obtained during the audit (the “Audit Materials”) as is necessary to verify and review all sublicenses entered into by Licensee, and to confirm the amounts of the Royalties paid under this Agreement. Such right may be exercised a maximum of two (2) times during any calendar year. Such examination may be performed during normal business hours at Licensee’s major place of business or at such other place as may be agreed upon by Licensor and Licensee. The Auditor may make summaries or copies of any sublicense agreements solely for its use in performing the examination, and may communicate any Audit Materials to Licensor, provided that any such Audit Materials are treated as Confidential Information of Licensee.

Article 5
REPRESENTATIONS, WARRANTIES, and Covenants

5.1	Representations, Warranties, and Covenants of Licensor

5.1.1	Licensor represents, warrants, and covenants to the Licensee that the following statements are true and correct, and acknowledges and confirms that Licensee is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in meeting the obligations set out in this Agreement:

	(a)	Licensor is a corporation duly formed and validly existing under the laws of its jurisdiction of formation;

	(b)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been properly authorized by all necessary corporate action on the part of Licensor;

	(c)	this Agreement constitutes a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms and conditions;

	(d)	Licensor has full right, power and authority to enter into this Agreement and to complete the transactions contemplated hereunder;

	(e)	there is no action or proceeding pending or threatened against it before any court, administrative body or other tribunal which would have an adverse material effect on its ability to perform its obligations hereunder;

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

	(f)	any obligations, contractual or otherwise, of Licensor to any Person that might conflict, interfere or be inconsistent with this Agreement, if any, have been waived or terminated;

	(g)	no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement by Licensor, except for any such consent, approval, filing or notice that would not have a materially adverse effect on either Party’s ability to perform its obligations under this Agreement;

	(h)	as of the Effective Date, Licensor has not been and it is not currently subject to any bankruptcy event or insolvency, liquidation or dissolution for the benefit of its creditors or otherwise and Licensee is able to satisfy its liabilities as they become due; and

	(i)	Licensor will use commercially reasonable efforts to protect the Defined Intellectual Property Rights from unauthorized use in the Territory.

5.2	Representations, Warranties, and Covenants of Licensee

5.2.1	Licensee represents, warrants, and covenants to the Licensor that the following statements are true and correct, and acknowledges and confirms that Licensor is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in meeting the obligations set out in this Agreement:

	(a)	Licensee is a corporation duly formed and validly existing under the laws of its jurisdiction of formation;

	(b)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been properly authorized by all necessary corporate action on the part of Licensee;

	(c)	this Agreement constitutes a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms and conditions;

	(d)	Licensee has full right, power and authority to enter into this Agreement and to complete the transactions contemplated hereunder;

	(e)	there is no action or proceeding pending or threatened against it before any court, administrative body or other tribunal which would have an adverse material effect on its ability to perform its obligations hereunder;

	(f)	to Licensee’s knowledge and belief, its obligations set out herein do not infringe any Applicable Law or Intellectual Property Right held by any Person;

	(g)	any obligations, contractual or otherwise, of Licensee to any Person that might conflict, interfere or be inconsistent with this Agreement, if any, have been waived or terminated;

	(h)	no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement by Licensee, except for any such consent, approval, filing or notice that would not have a materially adverse effect on either Party’s ability to perform its obligations under this Agreement;

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	(i)	as of the Effective Date, Licensee has not been and it is not currently subject to any bankruptcy event or insolvency, liquidation or dissolution for the benefit of its creditors or otherwise and Licensee is able to satisfy its liabilities as they become due; and

	(j)	Licensee shall comply with Applicable Law related to the Cannabis Inputs, CBD Inputs, Cannabis Products and CBD Products in Commercializing the Defined Intellectual Property Rights, and shall contractually require and otherwise take steps to ensure that any third party sub-licensee also complies with Applicable Law.

5.3	Disclaimer of Warranty

5.3.1	EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS, CONDITIONS, OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DEFINED INTELLECTUAL PROPERTY RIGHTS. ALL DEFINED INTELLECTUAL PROPERTY RIGHTS ARE MADE AVAILABLE TO LICENSEE STRICTLY ON AN “AS IS” BASIS. LICENSOR DOES NOT WARRANT THAT THE EXERCISE BY LICENSEE OF THE DEFINED INTELLECTUAL PROPERTY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY. LICENSOR SPECIFICALLY DISCLAIMS, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTY, CONDITION, OR REPRESENTATION THAT THE DEFINED INTELLECTUAL PROPERTY RIGHTS RESPOND TO A PARTICULAR DESCRIPTION, ARE OF MERCHANTABLE QUALITY, ARE FIT FOR A PARTICULAR PURPOSE, WILL ACHIEVE A PARTICULAR RESULT OR ARE DURABLE FOR A REASONABLE PERIOD OF TIME.

Article 6
INDEMNITY AND LIMITATION OF LIABILITY

6.1	Indemnification of Licensee

6.1.1	Subject to the provisions of this Article 6 and Section 10.4.1, Licensor agrees to indemnify, defend and hold harmless Licensee and its Affiliates and their respective directors, officers, employees and agents (the “Licensee Indemnified Persons”) from and against any claim, demand, action, cause of action, damage, loss, cost, liability or expense which may be made or brought against Licensee Indemnified Persons, or which it may suffer or incur directly or indirectly (“Licensee Claims”), resulting from any claims arising out of: (a) Licensor’s Material Breach of any of its obligations, warranties or representations hereunder; (b) any negligent act or omission, or willful misconduct, or fraud of Licensor, its Affiliates, or their respective officers, directors, employees, agents, representatives, successors, and assigns; or (c) any failure of Licensor, its Affiliates, or their respective officers, directors, employees, agents, representatives, successors, and assigns to comply with Applicable Law in the performance of any obligations hereunder. Notwithstanding the foregoing, Licensor shall not be required to indemnify, defend and hold harmless Licensee Indemnified Persons from and against any Licensee Claims to the extent that such claims are directly caused by: (a) a material breach by Licensee of any of its obligations, warranties or representations hereunder; or (b) the grossly negligent acts or omissions, willful misconduct, or fraud of Licensor Indemnified Persons.

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6.2	Indemnification of Licensor

6.2.1	Subject to the provisions of this Article 6 and Section 10.4.1, Licensee agrees to indemnify, defend and hold harmless Licensor and its Affiliates and their respective directors, officers, employees and agents (the “Licensor Indemnified Persons”) from and against any claim, demand, action, cause of action, damage, loss, cost, liability or expense which may be made or brought against Licensor Indemnified Persons, or which it may suffer or incur directly or indirectly (“Licensor Claims”), resulting from any claims arising out of: (a) Licensee’s Material Breach of any of its obligations, warranties or representations hereunder; (b) any negligent act or omission, willful misconduct, or fraud of Licensee, its Affiliates, any third party sublicensees or their respective officers, directors, employees, agents, representatives, successors, and assigns; or (c) any failure of Licensee, its Affiliates, any third party sublicensees or their respective officers, directors, employees, agents, representatives, successors, and assigns to comply with Applicable Law in the performance of any obligations hereunder. Notwithstanding the foregoing, Licensee shall not be required to indemnify, defend and hold harmless Licensor Indemnified Persons from and against any Licensor Claims to the extent that such claims are directly caused by: (a) a material breach by Licensor of any of its obligations, warranties or representations hereunder; or (b) the grossly negligent acts or omissions, willful misconduct, or fraud of Licensor Indemnified Persons.

6.3	Indemnification Procedures

6.3.1	Subject to Section 10.4.1, where a Party claims indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees or agents intend to claim such indemnification. The failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor shall be entitled to control the defense of or settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor, provided, however, any settlement of such claims shall require the Indemnitee’s prior written consent unless such settlement includes a full release of the Indemnitee, in which case no consent shall be required. The Indemnitee and its directors, officers, employees and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defence of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

6.4	Insurance Policies

6.4.1	Licensor and Licensee shall each be responsible for obtaining such comprehensive general liability insurance including errors and omissions insurance, product liability insurance and public liability insurance (the “Insurance”) as a reasonable and prudent person carrying on a similar type of business would acquire to carry out the terms of this Agreement, with minimum coverage to be determined between the parties acting reasonably, with the such product liability coverage to be at least two million dollars ($2,000,000) per occurrence on a claims-made basis, and Licensee will maintain such product liability coverage with a third party commercial insurance carrier(s) rated A or better. The Insurance policy of Licensee shall name Licensor as a beneficiary for the indemnities defined in Section 6.2 of this Agreement.

6.4.2	Each Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses. Each Party agrees to promptly make a claim against any applicable insurance policies with respect to any Loss which is covered by such insurance policies and any such Losses shall be net of any insurance recoveries or payments received by the Party suffering the Loss.

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6.5	Limitations of Liability

6.5.1	IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

6.5.2	IN NO EVENT SHALL LICENSOR’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO LICENSOR UNDER THIS AGREEMENT.

Article 7
CONFIDENTIALITY

7.1	Confidential Information of the Parties

7.1.1	The Parties may from time to time exchange Confidential Information relevant to the Defined Intellectual Property Rights, Commercialization or other information relevant to this Agreement.

7.1.2	Licensee acknowledges and confirms that this Agreement and any information provided by Licensor to Licensee relating to Commercialization or other activity in relation to the Defined Intellectual Property Rights, including any information relating to Intellectual Property Rights held by Licensor, are Confidential Information of Licensor.

7.2	Obligations of Confidentiality

7.2.1	Subject to Section 9.5, during the Initial Term and Extension Term and for a period of two (2) years following termination or expiration of this Agreement, each Party shall maintain in confidence any Confidential Information of the other Party and shall not use or disclose such Confidential Information to any third party for any purpose whatsoever, except as required by Applicable Law or as expressly authorized under this Agreement other than to its directors, officers, employees, agents, advisors or potential investors on a need to know basis to perform such Party’s obligations under this Agreement or as may be necessary for Licensee to apply the Defined Intellectual Property Rights. Each Party agrees that it will take the same degree of care to protect the confidentiality of the other Party’s Confidential Information as it takes to protect its own proprietary and Confidential Information. All Confidential Information supplied by one Party to the other to assist in carrying out the obligations hereunder, including the Written Materials, shall remain the property of such Party and shall be destroyed, or returned to the other Party upon the termination of this Agreement.

7.3	Agreement to Injunctive Relief

7.3.1	The Parties acknowledge that any breach of Confidential Information shall result in immediate and irreparable damage to the discloser of such Confidential Information. The Parties acknowledge and admit that there is not an adequate remedy at law for such failure, and agree that in the event of such breach, the relevant Party shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

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Article 8
DISCLOSURE OF INFORMATION

8.1	Public Statements

8.1.1	No public announcement or statement concerning this Agreement and the matters contemplated by this Agreement shall be made by a Party, its Affiliates or their respective directors, officers, employees or shareholders without the prior written consent of the other Party unless such disclosure is required by Applicable Law or a Governmental Authority and, in such circumstances, subject to prior consultation with the other Party where possible.

8.1.2	Notwithstanding Section 8.1.1, each Party may disclose the existence of this Agreement for purposes of complying with requirements of Applicable Law or in respect of capital raising activities or any continuous disclosure obligations, provided however that none of the Parties shall disclose details about the terms of this Agreement, any Confidential Information hereunder or the identity of the other Parties to this Agreement without the express written consent of the other Parties.

8.2	Compelled Disclosure

8.2.1	Notwithstanding this Article 7, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, or otherwise complying with Applicable Law, provided that if a Party is required by Applicable Law to make any such disclosure of the other Party’s Confidential Information, the disclosing Party will promptly advise the other Party of the requirement to disclose and will furnish only that portion of the Confidential Information which is legally required and further, will exercise their commercially reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information.

Article 9
TERM AND TERMINATION

9.1	Term

9.1.1	This Agreement shall have a term of sixty-six (66) months from the Effective Date (the “Initial Term”) unless terminated by either Party in accordance with this Article 9, provided that the Initial Term shall continue to apply as necessary in respect of outstanding payments owed in accordance with this Agreement.

9.1.2	The Term shall be automatically extended for one additional period of five (5) years (the “Extension Term”) unless Licensee provides notice in writing to Licensor that Licensee has elected not to extend the Initial Term at least six (6) months prior to the end of the Initial Term.

9.1.3	A renewal fee equal to ten (10%) percent of the Royalties paid during the Initial Term shall become due thirty (30) days after the end of the Initial Term unless Licensee provides notice that Licensee has elected not to extend the Initial Term in accordance with Section 9.1.2.

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9.2	Termination due to Breach

9.2.1	This Agreement may be terminated by either Party in the event of a material breach by the other Party of any term, condition, obligation, warranty or representation hereunder (a “Material Breach”), provided that the non-breaching Party shall first give to the breaching Party written notice of the proposed termination of this Agreement (a “Breach Notice”), which Breach Notice shall outline the grounds of the breach.

9.2.2	Upon receipt of a Breach Notice, the breaching Party shall have twenty (20) Business Days (the “Cure Period”) to cure such breach to the satisfaction of the non-breaching Party acting reasonably. If the breaching Party does not the Material Breach within the Cure Period, the non-breaching Party may terminate this Agreement with immediate effect without prejudice to any other rights or remedies which may be available to the non-breaching Party.

9.2.3	Without limiting the generality of Section 9.2.1, any breach of Applicable Law related to sale of Cannabis Products in the Territory is a Material Breach subject to the Cure Period.

9.2.4	A non-breaching Party may terminate this Agreement without a Cure Period for a breach by the other Party of Article 7, or any other Material Breach hereunder that is not capable of being cured. The non-breaching Party has the option to terminate the Agreement as a whole or only in the state in which the action or absence of action resulted in a Material Breach.

9.2.5	Licensor may terminate this Agreement without a Cure Period in the event that Licensee causes an Event of Default (as defined in the Retail License Agreement) in the Retail License Agreement and does not correct the Event of Default within the time period defined in the Retail License Agreement.

9.2.6	To the extent that a Material Breach, or an Event of Default in the Retail License Agreement, applies only to one or more states but does not apply to this Agreement or to the Retail License Agreement as a whole, then the termination right in Sections 9.2.2, 9.2.3, 9.2.4 or 9.2.5 applies only in respect of the state or states to which the Material Breach or Event of Default applies.

9.3	Termination due to Underperformance

9.3.1	In the event that the amount of Cannabis Royalties paid in any Royalty Period is below the minimum Cannabis Royalty or the amount of CBD Royalties paid in any Royalty Period is below the minimum CBD Royalty, Licensor may terminate this Agreement, or in Licensor’s discretion, continue the Agreement on a non-exclusive basis with respect to some or all of the Defined Intellectual Property Rights and some or all of the Branded Products. Any such non-exclusive license shall, other than the absence of exclusivity, be in accordance with the terms of this Agreement. Once Licensor’s right of termination or of conversion to a non-exclusive license under this Section 9.3.1 is established, the right of termination or of conversion to a non-exclusive license shall continue indefinitely.

9.3.2	The termination right and non-exclusivity option for the Cannabis Royalty in Section 9.3.1 applies within each state. A termination right and non-exclusivity option for failure to meet the minimum Cannabis Royalty under Section 9.3.1 in one state will not result in termination rights related to Cannabis Products in other states or termination rights with respect to the CBD Products.

9.3.3	The termination right and non-exclusivity option for the CBD Royalty in Section 9.3.1 applies in the entire Territory with respect to the CBD Products but does not apply to the Cannabis Products.

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9.4	Termination due to Insolvency

9.4.1	This Agreement may be terminated by either Party in the event the other Party files a petition in bankruptcy, is adjudicated as bankrupt, makes an assignment in bankruptcy for the benefit of its creditors, or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or restructuring statute or proceeding, or if a petition in bankruptcy is filed against the Party which is not dismissed within ninety (90) days, or proceedings are taken to liquidate the assets of such Party.

9.5	Rights and Obligations Upon Termination

9.5.1	Subject to Section 9.5.2, upon the termination or expiration of this Agreement, each Party shall promptly return to the other Party all Confidential Information of the other Party in the possession or control of the Party or its Affiliates and their respective officers, directors, employees, agents, affiliates, representatives, successors or assigns and neither Party shall have any further obligation to the other Party under this Agreement except in respect of the obligations described in Article 4, Article 6, Article 7 and Article 10, and the performance of obligations to pay any amounts owed by Licensee to Licensor under Article 3 or as otherwise accrued under this Agreement.

9.5.2	Upon termination of this Agreement for any reason, the License will immediately terminate and be of no further force and effect and Licensee shall immediately return all Licensor Confidential Information and any other documentation or information related to the License, the Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products, provided that Licensee may retain a copy of this Agreement and all correspondence and Records related to this Agreement, but may not retain Licensor Confidential Information that is a trade secret, as determined by Licensor acting reasonably. Any Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products already synthesized, manufactured or otherwise created or Commercialized using the Defined Intellectual Property Rights may be further Commercialized by Licensee, subject to payment of the Royalties on any such Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products, or may in Licensor’s discretion be destroyed or otherwise dealt with as determined by Licensor in its discretion and at Licensor’s cost and in accordance with Regulatory Approvals held by Licensee.

Article 10
INTELLECTUAL PROPERTY

10.1	Ownership of Intellectual Property Rights

10.1.1	All Intellectual Property Rights owned by a Party prior to the execution of this Agreement shall remain the sole property of such Party.

10.1.2	All Intellectual Property Rights developed solely by a Party after the execution of this Agreement shall be the property of such Party.

10.2	Joint Improvements

10.2.1	Any Joint Improvements, whether arising through deliberate or unintentional efforts, and all Intellectual Property Rights in any such Joint Improvements shall be the property of Licensor. Licensee shall assign any Intellectual Property Rights in Joint Improvements to Licensor. Once assigned, any such Joint Improvements shall be included as Defined Intellectual Property Rights in the License. Licensee shall execute, and cause its employees, contractors, Affiliates and any employees or contractors of Affiliates, to execute any assignments, instruments or other documents, or take any other steps required to effect transfer of such Intellectual Property Rights to Licensor.

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10.3	Prohibited Acts

10.3.1	Licensee shall not, during the Initial Term or the Extension Term:

	(a)	take any action that may interfere with any Defined Intellectual Property Rights, Improvements or other assets held by Licensor, including Licensor ownership or exercise thereof;

	(b)	challenge any right, title or interest of Licensor in the Defined Intellectual Property Rights or any Improvements;

	(c)	make any claim or take any action adverse to Licensor’s ownership of the Defined Intellectual Property Rights or any Improvements;

	(d)	register or apply for registrations for, anywhere in the world, any trademark that is confusingly similar to Branding listed under Schedule A – Defined Intellectual Property Rights, or any other Intellectual Property Rights held by Licensor or any Affiliate of Licensor;

	(e)	use any Branding in association with a Cannabis Inputs, CBD Inputs, Cannabis Products or CBD Products, or otherwise that is confusingly similar to any trademarks or any other brand elements listed under Schedule A – Defined Intellectual Property Rights without express written consent of Licensor, unless any such Branding is listed in Schedule A; or

	(f)	engage in any action that tends to disparage, dilute the value of, or reflect negatively on Licensor, the Defined Intellectual Property Rights or any branding used by Licensor.

10.4	Patent Infringement, Misappropriation and Enforcement

10.4.1	Should any third party threaten make or commence a complaint, claim, court action, demand letter or other enforcement process to Licensee that the manufacture, use, import or sale of a Cannabis Input, CBD Input, Other Input, Cannabis Product or CBD Product, or other Commercialization incorporating the Defined Intellectual Property Rights infringes such third party’s Intellectual Property Rights during the Initial Term or the Extension Term (a “Third Party IP Claim”), Licensee shall give Licensor prompt Notice detailing as many facts as possible concerning such Third Party IP Claim and the positions taken by the third party. In the event that Licensor elects to defend the Third Party IP Claim, Licensor shall have exclusive control of any litigation resulting from a Third Party IP Claim and Licensee shall fully cooperate in the defence or settlement of such Third Party IP Claim. In the event of a Third Party IP Claim, Licensor agrees to indemnify Licensee against damages suffered by Licensee up to the amount paid by Licensee as Royalties, that are imposed on Licensee as a result of a final decision of a Court of competent jurisdiction concluding to the infringement of a third party’s Intellectual Property Rights by the Commercialization by Licensee in the Territory, other than to the extent any such damages from the Third Party IP Claim are not directly attributable to application of any Defined Intellectual Property Rights or HT Technology. If a Third Party IP Claim is caused by Licensor or its Affiliates, notwithstanding Article 6.5, Licensor shall indemnify, defend, and hold Licensee harmless from any and all damages and losses arising from such Third Party IP Claim. If a Third Party IP Claim is caused by Licensee or its Affiliates, notwithstanding Article 6.5, Licensee shall indemnify, defend, and hold Licensor harmless from any and all damages and losses arising from such Third Party IP Claim to the extent any such damages and losses from the Third Party IP Claim are not directly attributable to Licensee’s use of any Defined Intellectual Property Rights or HT Technology. The indemnities in this Section 10.4.1 shall not apply to any legal fees, expert advice or other costs associated with Licensee’s or Licensor’s defence of any such Third Party IP Claim.

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10.4.2	Should either Party become aware of any actual or potential infringement or wrongful use of the subject matter of the Defined Intellectual Property Rights in the Territory by a third party during the Initial Term or Extension Term, that Party will give the other Party prompt notice detailing as many facts as possible concerning such infringement or potential infringement or wrongful use. In the event of any such actual or potential infringement of the Defined Intellectual Property Rights, and in the event that Licensor elects to enforce the Defined Intellectual Property Rights, Licensor shall have exclusive control of any complaint, claim, court action, demand letter or other enforcement process (a “Claim”), including the settlement or compromise of any Claim. The decision whether to bring, defend, maintain or settle any such Claim shall be at the exclusive option and expense of Licensor and all recoveries from such enforcement, or any settlement arrangement shall belong exclusively to Licensor. Licensee will not initiate any such Claim in its own name but, at Licensor’s request and at Licensor’s expense, agrees to be joined as a person in any action taken by Licensor to enforce rights in the Defined Intellectual Property Rights. Notwithstanding the above, if Licensor decides not to pursue a Claim against a possible infringer and subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld, Licensee, at its expense, may commence a Claim to enforce the Defined Intellectual Property Rights against infringement by third parties and shall be entitled to retain recovery from such Claim. However, once such a Claim is initiated, Licensee shall have no right to make any settlement with the third party without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

10.4.3	Licensor shall exercise commercially reasonable discretion in deciding whether to enforce the Defined Intellectual Property Rights against any third party or to defend Third Party IP Claims, and shall use commercially reasonable efforts in any such enforcement or defence. Subject to exercise of Licensor’s commercially reasonable efforts, Licensee shall not have any recourse against Licensor for cost or damages as a result of Licensor’s failure to act or as a result of any action brought by or against Licensee or as a result of the Defined Intellectual Property Rights being held invalid or unenforceable.

Article 11
NOTICES

11.1	Designated Representative

11.1.1	Each Party shall appoint a representative that will have general oversight and management responsibility for the general administration of this Agreement and to whom the communications from the other Party shall be directed to in the first instance (each such individual a “Designated Representative”). For greater certainty, each Designated Representative shall have decision-making authority and the ability to bind his or her respective Party. As at the Effective Date, the Designated Representatives of each Party are as follows:

Licensor

HT Retail Licensing, LLC
c/o Trans-High Corporation and Hightimes Holding Corp.
2110 Narcissus Ct.,
Venice, CA 90291

Attn:	Adam Levine
Email:	adam@hightimes.com

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Licensee

1251881 BC Ltd

Attn:	Adam Levine
Email:	adam@hightimes.com

Each Party may change its Designated Representative upon written notice of such change to the other Parties

11.2	Notices

11.2.1	Any notice required or authorized to be given by either Party to the other Party in accordance with the provisions of this Agreement shall, unless otherwise indicated, be in writing and sent by email by contacting the Designated Representative of the Party. Any hard copy correspondence must also be sent by email. Notice shall be deemed delivered upon receipt in an email inbox, regardless of acknowledgement of receipt.

Article 12
GENERAL TERMS

12.1	No Exclusivity

12.1.1	Other than as expressly indicated in this Agreement, nothing herein shall create or be deemed to create an exclusive relationship between Licensee and Licensor. Without limiting the generality of the foregoing, subject to Applicable Law, including this Agreement: (a) Licensee shall have the right to work with any Person other than Licensor for the manufacture of Cannabis Products other than the Branded Products; (b) Licensor shall have the right to license Intellectual Property Rights that are not the Defined Intellectual Property Rights to any Person other than Licensee, including for Licensor’s own brand development, in the Territory; and (c) subject to Section 2.4, Licensor shall have the right to license the Defined Intellectual Property Rights to any Person other than Licensee, including for Licensor’s own brand development, outside the Territory.

12.2	No Representations or Disparagement

12.2.1	Notwithstanding anything to the contrary in this Agreement, the Parties shall not knowingly:

(a) make any representations, conditions, warranties, guarantees, indemnities, similar claims or other commitments actually, apparently or ostensibly on behalf of the other Party; or

(b) engage in any unfair, competitive, misleading or deceptive practices respecting, or disparagement of, the other Party, the other Party’s branding (in the case of Licensee, the Branding), or any Cannabis Product Commercialized by either Party.

12.3	Assignment

12.3.1	This Agreement shall enure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties.

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12.3.2	Neither Party may assign this Agreement or any portion thereof without the prior written approval of the other Party, with such approval, if requested, not to be unreasonably withheld, conditioned or delayed by the other Party.

12.3.3	If by operation of law or by the sale, bequest, or other disposition of its shares or securities the control or beneficial ownership of either Party is changed during the Initial Term or the Extension Term, such change will not be deemed an assignment.

12.4	Compliance

12.4.1	The Parties acknowledge that the business arrangement contemplated by this Agreement is subject to restrictions, requirements and prohibitions under Applicable Law in force as of the Effective Date, including state, local and municipal laws relating to cannabis, which may change from time to time. Each Party will comply with Applicable Law, and will perform the Party’s obligations and exercise the Party’s rights under this Agreement in accordance with Applicable Law. For greater certainty, a Party is not obligated to perform any obligation under this Agreement if and to the extent, but only to the extent, that the lawful performance of the obligation is prohibited by Applicable Law, and if such Applicable Law is amended to permit the lawful performance of the obligation then promptly after the amendment is effective the Party will commence performance of the obligation in accordance with this Agreement and Applicable Law.

12.4.2	In each of Michigan, Illinois, Florida, the terms of this Agreement shall be subject to approval by the Governmental Authority with state-level jurisdiction. In the event that this Agreement is not approved by the a Governmental Authority, then in the state where the Agreement was not approved, Licensor shall have the option to terminate this agreement without a cure period, and in the event that Licensor does not exercise this option to terminate, Licensee shall provide best commercial efforts to support any appeal or other measures taken by Licensor to obtain an approval by the relevant Government Authority notwithstanding the previous failure to obtain approval.

12.4.3	For avoidance of doubt, Licensee is solely and entirely responsible for ensuring compliance of all Branded Products and sale thereof, including CBD Products, in all jurisdictions in which the Branded Products are sold within the Territory.

12.5	Non-Waiver

12.5.1	Failure by either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not be effective unless in writing and shall not affect either Party’s rights in the event of any additional breach.

12.6	Force Majeure

12.6.1	Neither Party shall be liable to the other Party for failure to perform or delay in performing its obligations under this Agreement by virtue of the occurrence of an event of Force Majeure. In the event such Force Majeure affecting either Party continues for more than ninety (90) days, the Party not subject of the Force Majeure may, upon thirty (30) days written notice terminate this Agreement. In the event such Force Majeure affecting either Party continues for more than one hundred twenty (120) days, either Party may, upon thirty (30) days written notice, terminate this Agreement. “Force Majeure” shall mean an event arising from unforeseen circumstances, or if it could have been foreseen, was unavoidable, beyond either Party’s reasonable control, and not attributable to a Party’s fault or negligence, which reasonably prevents, delays or interferes with the performance by such Party of its obligations hereunder, including an event that occurs by reason of any act of God, flood, power failure, fire, explosion, crop failure, casualty or accident, earthquake, destruction of facilities, declared war, revolution, civil commotion, acts of public enemies, acts of terrorism, blockage or embargo, interruption of delay in transportation, strike or labor disruption; provided, however, that Force Majeure shall not include the inability of a Party to obtain financing or the failure of a Party to have sufficient financial or economic resources available to it in order to complete its obligations herein, and that the impacts of the ongoing COVID-19 pandemic known as of the Effective Date shall not constitute a Force Majeure.

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12.6.2	In the event of Force Majeure, the Party affected shall promptly notify the other Party in writing and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations (“Force Majeure Event Notice”).

12.6.3	Promptly after receipt of a Force Majeure Event Notice, the Designated Representatives shall meet (in person or by telephone) to discuss the Force Majeure event and consider possible workarounds to the Force Majeure.

12.7	Independent Contractor

12.7.1	The Parties agree that with respect to the transactions contemplated herein that they shall both be acting as independent contractors and nothing herein shall constitute the Parties as entering into a joint venture or partnership, nor shall anything herein constitute either Party as an agent of the other for any purpose whatsoever. Neither Party, by virtue of this Agreement, will have any right, power or authority to act or create an obligation, express or implied, on behalf of the other Party.

12.8	Severability

12.8.1	If any provision or term of this Agreement is found unenforceable under any Applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner, in order that the transaction contemplated in this Agreement be consummated as originally contemplated to the greatest extent possible.

12.9	Entire Agreement

12.9.1	This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, or discussions. This Agreement may not be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by both Parties.

12.10	Further Assurances

12.10.1	The Parties covenant and agree that, at any time and from time to time after the execution hereof by both Parties, they will, upon the request of any other Party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the better carrying out and performance of all the terms of this Agreement.

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12.11	Time of the Essence

12.11.1	Time shall be of the essence of this Agreement.

12.12	Amendments in Writing

12.12.1	Except as otherwise provided for herein, and without prejudice to any of the rights set forth in this Agreement enabling the Parties to modify certain provisions hereof on an ongoing basis during the term of this Agreement, no addition, amendment to or modification of this Agreement shall be effective unless it is in writing and signed by and on behalf of both Parties.

12.13	Applicable Law and Attornment

12.13.1	This Agreement, the rights and obligations of the Parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement, the transactions contemplated by this Agreement (whether based in contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, interpreted, construed and determined in accordance with, the laws of the State of Michigan, without regard to the conflicts of law principles thereof.

12.13.2	The Parties attorn to the Courts of the State of Michigan for resolution of any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination (a “Dispute”) shall be resolved in the Courts of the State of Michigan.

12.13.3	Except where reasonably prevented by the nature of the Dispute, the Parties shall continue to perform their respective duties, obligations and responsibilities under this Agreement while the Dispute is being resolved, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

12.14	Cumulative Remedies

12.14.1	All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that their respective rights under Article 6 are such Party’s exclusive remedies for the events specified therein.

12.15	Costs

12.15.1	Each of the Parties shall be responsible for and bear its own costs, including any legal fees, incurred with negotiating and entering into this Agreement.

12.16	Acknowledgment

12.16.1	The Parties to this Agreement agree and acknowledge that they have each been independently advised by counsel in respect of the provisions of this Agreement, or have had an opportunity to be so advised, and have voluntarily waived their right to have such independent advice; and the Parties have negotiated the provisions hereof on an equal footing based on equal bargaining power.

12.17	Execution in Counterparts

12.17.1	This Agreement may be executed in separate counterparts, including by electronic means, and the signing or execution by way of counterpart or by electronic means will have the same effect as the signing or execution of the original.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

HT RETAIL LICENSING, LLC		1251881 BC LTD.

Per:		Per:
Adam Levine, Executive Chairman

	Date		Date

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC

SCHEDULE A
DEFINED INTELLECTUAL PROPERTY RIGHTS

All Intellectual Property Rights related to the trademarks HIGH TIMES and CULTURE.

HIGH TIMES may be applied to Cannabis Products.

CULTURE, or upon Parties’ agreement, a new mark in substitution or in addition to CULTURE, may be applied to CBD Products.

Trademark No.	Serial No.	Issue Date	Filing Date	Priority Date

All know-how, methods, trade secrets and other Confidential Information held by Licensor and protected by HT Intellectual Property.

All proprietary formulations for manufacturing cannabis extracts, edible cannabis and other Cannabis Products held by Licensor and protected by HT Intellectual Property.

All proprietary methods of cultivation, processing and other aspects of supply chain management owned by Licensor held by Licensor and protected by HT Intellectual Property.

Strictly Confidential – Confidential Information of HT Retail Licensing, LLC